EXHIBIT 10.2

EAGLE MATERIALS INC.

CEMENT COMPANIES

SALARIED INCENTIVE COMPENSATION PROGRAM

FOR FISCAL YEAR 2017

1.	Purpose

The purpose of the Eagle Materials Inc. Cement Companies Salaried Incentive Compensation Program for Fiscal Year 2017 (the “Plan”) is to establish an incentive bonus program which: (i) focuses on the performance of each Cement company subsidiary as well as individual performance; and (ii) aligns the interest of participants with those of the shareholders of Eagle Materials Inc. (“Eagle”). The Plan is adopted by the Compensation Committee of the Board of Directors (the “Committee”) under the structure of Eagle Materials Inc. Amended and Restated Incentive Plan (the “Incentive Plan”) and is subject to all the terms and conditions of such Incentive Plan, including, without limitation the limits set forth in Section 8 of the Incentive Plan. The Plan shall be in effect for the fiscal year ending March 31, 2017.

2.	Bonus Pool

To insure reasonableness and affordability the available funds for bonus payments are determined as a percent of operating earnings of each of the cement companies of Eagle Materials Inc. The actual percentage may vary from year to year. For Fiscal Year 2017, the bonus pool for each subsidiary cement company will be equal to 2.25% of each Cement company’s operating earnings; provided, however, that for Fiscal Year 2017, the Sugar Creek Plant shall have an additional bonus pool equal to 0.40% of the Sugar Creek Plant’s operating earnings to help transition additional employees into that pool.

Participants must be employed at fiscal year-end to be eligible for any bonus award. Awards may be adjusted for partial year participation for participants added during a year. The Committee hereby delegates to the CEO of Eagle all its duties and authorities to grant awards under the Plan except that the Committee shall retain all authority with respect to awards to the Eagle EVP-Cement.

3.	Eligibility

The Eagle EVP-Cement, the subsidiary cement company Presidents, and his/her direct reports will be participants in the Plan. Additional participants who have management responsibilities or are in a professional capacity that can measurably impact earnings may be recommended by subsidiary cement company Presidents, subject to the approval of the Eagle EVP-Cement and the Eagle CEO. The addition of new participants will not affect the total pool available but will in effect dilute the potential bonuses of the original participants.

A participant must be an exempt salaried manager or professional. No hourly or non-exempt employee may participate. Participants in this plan may not participate in any other company incentive plan with monetary awards, except for the Cement Companies Long-Term Compensation Program, the Eagle Materials Long-Term Compensation Program and the Eagle Materials Special Situation Program.

4.	Allocation of Pool

The Eagle EVP-Cement will be eligible for a percentage of the total of all subsidiary cement pools which percentage shall be recommended by the CEO and shall be approved by the Committee. The subsidiary cement company Presidents will be eligible to receive a percentage of the pool funded from their respective subsidiary company, which percentage shall be recommended by the Eagle EVP-Cement and approved by the Eagle CEO. The subsidiary cement company Presidents will recommend the distribution of the remainder of their subsidiary company pool. For each participant in the Plan, the maximum annual bonus award opportunity is represented by the percentage of the applicable pool assigned to such participant. The participants in the Plan and their percentage of the pool will require approval of the Eagle EVP-Cement and Eagle Materials CEO (except for the Eagle EVP-Cement and his percentage which shall be approved by the Committee) at the beginning of the fiscal year for which the bonus is being earned.

The subsidiary cement company President’s bonus opportunity shall be 50% goal based, 10% budget based and 40% discretionary taking into consideration overall job performance and compliance with Eagle Materials Policies and Code of Ethics. All participants in the Plan must have the ability to significantly affect the performance of the subsidiary company by achieving measurable, quantifiable, objectives. The subsidiary cement company Presidents will determine the objective and discretionary balance of bonus opportunities for the other participants in their companies, subject to approval by the Eagle EVP-Cement and Eagle Materials CEO.

5.	Objective Criteria

At the beginning of the fiscal year goals and objectives shall be established for each participant. Objectives should be measurable and focus on areas that have meaningful impact on our operational performance.

6.	Measuring Performance

At the close of the fiscal year: (i) each subsidiary cement company President will review the overall performance of each participant in such subsidiary and each such participant’s achievement of the goals and objectives submitted at the beginning of the year and recommend to the Eagle EVP-Cement distribution of the bonus pool to the participants; and (ii) the Eagle CEO will review the performance of the Eagle EVP-Cement versus the objectives submitted at the beginning of the year and recommend to the Committee a distribution to the Eagle EVP-Cement. Distribution of the bonus pool to all participants, other than the Eagle EVP-Cement, requires approval of both the Eagle EVP-Cement and the Eagle CEO. Distributions to the Eagle EVP-Cement requires the recommendation of the Eagle CEO and the approval of the Committee.

Any portion of the Company Operating Pool not paid out (unearned) or forfeited will be added to the Special Situation Program (the “SSP”) at Corporate.

7.	No Employment Guaranteed

No provision of this Plan hereunder shall confer any right upon any participant to continued employment.

8.	Governing Law

This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.